EXHIBIT 10.18


                           PURCHASE AND SALE AGREEMENT
                           LOOKOUT BUTTE AREA, ALBERTA
                             MARTIN CREEK AREA, B.C.


THIS AGREEMENT made this 28th day of April, 2005

BETWEEN:

                            PIONEER  NATURAL  RESOURCES  CANADA
                            INC., a body corporate having an
                            office in Calgary, Alberta ("Pioneer
                            Can" or the "Vendor")


                                     - and -

                            KETCH RESOURCES LTD., a body corporate
                            having an office in Calgary,  Alberta
                           (the "Purchaser")


     WHEREAS the Vendor has agreed to sell the Assets to the Purchaser and the Purchaser has agreed to purchase the Assets from the Vendor on the terms and conditions set forth herein;

     NOW THEREFORE in consideration of the premises and the mutual covenants and warranties herein contained, the parties hereto agree as follows:

1.   INTERPRETATION
     --------------

1.01   Definitions

       In this Agreement, including the recitals and the schedules attached hereto, the following terms shall have the following meanings:

       (a) "Affiliate" or "Affiliates" have the same meaning as ascribed to such terms in the Business Corporations Act (Alberta);

       (b) "Agreement" means this document, together with the Schedules attached hereto and made a part hereof;

       (c) "Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;

       (d) "Base Price" has the meaning set forth in Subclause 3.01(a);

       (e) "Burden" means a royalty, net profits interest, carried working interest or similar encumbrance; a right to convert a royalty to a working interest at payout of a well; a mortgage, lien or charge; an option to purchase; a farmout agreement under which earning has not occurred; a penalty or forfeiture arising as a result of an election prior to the Effective Time not to participate in a drilling or other operation; and any other similar encumbrance, but does not include a right of first refusal, preemptive purchase right or similar right;


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                                      -2-


       (f) "Business Day" means a day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta;

       (g) "Claim"  means  any  claim,  demand,   lawsuit,   legal   proceeding,
           arbitration or governmental investigation;

       (h) "Closing" means the consummation of the purchase and sale of the Assets by the Purchaser and the Vendor as contemplated in this Agreement;

       (i) "Closing Time" means 10:00 a.m. on May 31, 2005 or such other date or time as may be agreed to in writing by the Parties;

       (j) "Competition Act Approval" means that (i) the Commissioner of Competition (the "Commissioner") appointed under the Competition Act has issued an advance ruling certificate pursuant to section 102 of the Competition Act in respect of the transactions contemplated herein on terms and conditions satisfactory to the Parties, acting reasonably; or (ii) notification of the transactions contemplated herein pursuant to section 114 of the Competition Act has been given and either (A) the applicable waiting period under section 123 of the Competition Act has expired without the Commissioner having advised the Parties that he intends to apply to the Competition Tribunal established pursuant to subsection 3(1) of the Competition Tribunal Act (Canada) for an order under section 92 or section 100 of the Competition Act in respect of the transactions contemplated herein; or (B) the Commissioner has advised Purchaser that the Commissioner does not intend to apply to the Competition Tribunal for an order under section 92 of the Competition Act in respect of the transactions contemplated herein.

       (k) "Competition Act" means the Competition Act R.S.C. 1985, c. C-34;

       (l) "Confidentiality Agreement" means the Confidentiality Agreement dated April 1, 2005 between the Vendor and the Purchaser;

       (m) "Conveyance" means the Conveyance Agreement attached as Schedule "G" hereto;

       (n) "Data Room" means the data room established by or on behalf of the Vendor in connection with the sale process that resulted in this Agreement;

       (o) "Deposit Amount" means the payment set forth in Clause 3.04 plus interest at the Prime Rate from (and including) the date hereof until (but excluding) the Closing Date;


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                                      -3-


       (p) "Effective Time" means 8:00 a.m. on the first day of March, 2005;

       (q) "Environment" includes the components of the earth and the atmosphere and includes all layers of the atmosphere, ambient air, the soil, the surface and sub-surface strata of land, groundwater and surface water (including lakes, rivers, streams, oceans and aquifers), all organic and inorganic matter and living organisms, and the interacting natural systems that include such components;

       (r) "Environmental Law" means any Regulation intended to protect or preserve the Environment and any Regulation relating to the production, manufacture, storage, handling, transportation, use, spill, release or emission of toxic or hazardous substances;

       (s) "Environmental and Reclamation Liabilities" means (i) all of the Environmental Liabilities (whether arising or accruing prior to, on or after the Effective Date) relating to the Assets or arising in connection with operations relating to the Assets and (ii) all obligations to abandon the Wells and restore and reclaim the surface sites thereof, to decommission and remove the facilities and equipment comprised in the Tangibles and restore and reclaim the surface sites thereof and to reclaim and restore the lands to which the Surface Rights relate, including such obligations relating to Wells which were abandoned prior to the Effective Time;

       (t) "Environmental Liabilities" means any and all Liabilities in respect of the Environment, including:

           (i) Liabilities in respect of contamination, pollution or other damage to the Environment;

           (ii) Liabilities in respect of damage caused by the production, manufacture, presence, storage, transportation, release, spill or emission of any toxic or hazardous substance (including any form of energy), including, without limitation, corrosion or deterioration of structures or other property and death or injury to human beings, plants or animals;

           (iii) Liabilities for the remediation, restoration or reclamation of the Environment; and

           (iv)  Liabilities under Environmental Laws;

       (u) "EUB" means the Alberta Energy and Utilities Board;

       (v) "EUB License Transfers" means transfers in suitable form for registration with the EUB of the well licenses for the Wells and facilities comprised in the Tangibles which are registered in the name of the Vendor;

       (w) "Field Employees" means those individuals which are employed by the Vendor who normally work in the field at or near the Assets and whose names are listed in Schedule "H";



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                                      -4-



       (x) "Files and Records" means well files, agreement files, lease files, surface rights files, production records and other files, records, data and information directly pertaining to the Assets and in the possession or control of Vendor excluding historical information not relevant to future operations such as accounting source information and also excluding Seismic Data, income tax and financial information, evaluations, geological maps and interpretations;

       (y) "GST" means the Goods and Services Tax payable under the Excise Tax Act, 1980 R.S.C., c. E-15, as amended and the schedules and regulations thereunder;

       (z) Indemnity Threshold" means an amount equal to one percent (1%) of the Base Price;

      (aa) "Interim Period Pre-Tax Income" means the revenues and costs of every kind and nature (whether incurred or accrued, paid or received or payable or receivable) in respect of the Assets between the Effective Time and the Closing Date calculated on an accrual basis in accordance with normal industry practices, excluding income taxes;

      (bb) "Investment Canada Act" means the Investment Canada Act, R.S.C. 1985,
           c. 28 (1st Suppl.);

      (cc) "Joint Seismic Data" means the Seismic Data which is beneficially owned by the Vendor jointly with one or more third parties and is associated with the seismic lines listed in Schedule "J";

      (dd) "knowledge", "aware of" and similar terms mean, when used in a representation or warranty by the Vendor, the actual knowledge or awareness, as the case may be, of the officers of the Vendor and the seven (7) employees of the Vendor who are currently designated as
          "Managers", without specific inquiry or investigation in connection herewith;

      (ee) "Lands" means the lands described in Schedule "A", insofar as rights pertaining to the Petroleum Substances underlying those lands, are granted by the Leases;

      (ff) "Leases" means the leases, licences, permits and other documents of title described in Schedule "A" by virtue of which the holder thereof is entitled to drill for, win, take, own and/or remove the Petroleum Substances within, upon or under the Lands or by virtue of which the holder thereof is entitled to a share of Petroleum Substances removed from the Lands or lands pooled or unitized therewith and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefor;


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                                      -5-


      (gg) "Liabilities" means all liabilities and obligations, whether under common law, in equity, under the Regulations, under contract or otherwise, whether torts, contractual, statutory or otherwise, whether absolute or contingent and whether based on fault, strict liability or otherwise;

      (hh) "Losses" means, for purposes of the indemnification of a person in respect of a matter, all losses, costs, liabilities, taxes (excluding GST and other refundable taxes) and damages which such person suffers, sustains, pays or incurs in connection with such matter and includes reasonable costs of legal counsel (on a full indemnity basis) and other consultants and reasonable costs of investigating and defending Claims arising from such matter, regardless of whether such Claims are sustained but do not include consequential or indirect losses or loss of future profits;

      (ii) "Miscellaneous Interests" means the Vendor's Interest in all property, assets, interests and rights (other than the Petroleum and Natural Gas Rights and the Tangibles) directly related to the Petroleum and Natural Gas Rights or the Tangibles including, without limitation, any and all of the following:

           (i) the Title and Operating Documents to the extent related to the Petroleum and Natural Gas Rights or the Tangibles;

           (ii) rights to use or occupy the surface of lands which are used exclusively in connection with the Petroleum and Natural Gas Rights or the Tangibles, including rights to enter upon and occupy the surface of lands on which the Tangibles and the Wells are located and rights to use the surface of lands to gain access thereto, excluding any such rights that pertain only to a well or wells other than the Wells;

           (iii) all Files and Records; and

           (iv)  the Wells, including well bores and casing,

           but specifically excludes the 3-32 Well and the well bore thereof and casing therein, the Seismic Data, income tax and financial information, evaluations, geological maps and interpretations;

      (jj) "Other Indemnitees" means, in respect of a Party, its Affiliates and its and its Affiliates' directors, officers and employees;

      (kk) "Party" means the Vendor or  the Purchaser;

      (ll) "Permitted Encumbrances" means:

           (i) easements, rights of way, servitudes or other similar rights in land including, without limiting the generality of the foregoing, rights of way and servitudes for railways, sewers,


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                                      -6-


                  drains,  gas and  oil  pipelines,  gas  and  water  mains  and
                  electric   light,   power,  telephone,   telegraph  or   cable
                  television conduits, poles, wires or cables;

           (ii) the right reserved to or vested in any government or other public authority, by the terms of the Leases or by statute, to terminate any of the Leases or to require annual or other periodic payments as a condition of the continuance thereof;

           (iii) taxes on Petroleum Substances or the income or revenue therefrom;

           (iv) all Regulations respecting the operation of the Assets, including, without limitation, regulations regarding the rate of production of Petroleum Substances from the Wells;

           (v) the terms and conditions of the Title and Operating Documents, excluding Burdens which are not listed in Schedule "A";

           (vi) any liens in favour of a person conducting the operation of any of the Assets securing the portion of the costs and expenses of such operation payable by the Vendor;

           (vii) mechanics', builders' or materialmen's liens and similar liens in respect of services rendered or goods supplied for which payment is not due;

           (viii) the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the Lands or interests therein and statutory exceptions to title, which do not materially adversely effect the use of the Assets affected thereby in the oil and gas business;

           (ix) liens granted in the ordinary course of business to a public utility, municipality or governmental authority in connection with operations conducted with respect to the Assets;

           (x) any security held by any third party encumbering the Vendor's interest in and to the Assets or any part or portion thereof, in respect of which the Vendor delivers a discharge to the Purchaser at or prior to Closing;

           (xi)   the Burdens  set forth  in  Schedule  "A"; and

           (xii)  the ROFRs listed in Schedule "A";

      (mm) "Personal Information" means information about an identifiable individual which has been disclosed to the Purchaser or to any of its representatives in connection with the transaction contemplated by this Agreement, but does not include the name, title, business address or telephone number of an employee of an organization;



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                                      -7-


      (nn) "Petroleum and Natural Gas Rights" means the Vendor's Interest as set forth in Schedule "A" hereto in and to the Lands and, insofar as they pertain to the Lands, the Leases;

      (oo) "Petroleum Substances" means petroleum, natural gas, sulphur and related hydrocarbons and every other mineral or substance, whether liquid or solid and whether hydrocarbon or not, or any of them, the right to explore for which, or an interest in which, is granted pursuant to the Leases, insofar only as they pertain to the Lands;

      (pp) "Place of Closing" shall mean the offices of the Vendor;

      (qq) "Prime Rate" means the annual rate of interest announced from time to time by the Royal Bank of Canada as the reference rate which is used by such bank for determining interest rates on Canadian dollar commercial loans made by it in Canada, as varied by such bank from time to time;

      (rr) "Proprietary Seismic Data" means the Seismic Data which is 100% beneficially owned by the Vendor which is associated with the seismic lines listed in Schedule "I";

      (ss) "Purchase Price" means the amount payable by the Purchaser to the Vendor pursuant to Clause 3.01;

      (tt) "Regulations" means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Assets;

      (uu) "Restricted Joint Seismic Data" means Joint Seismic Data which is not Unrestricted Joint Seismic Data;

      (vv) "ROFR"  has  the  meaning specified in Clause  7.01;

      (ww) "Seismic Data" means all records, books, documents, licences, reports and data associated with seismic lines which the Vendor has possession or to which the Vendor and its Affiliates have access, excluding interpretations, but including, without limitation:

           (i) all permanent records of basic field data including, but not limited to, any and all microfilm or paper copies of seismic driller's reports, monitor records, observer's reports and survey notes and any and all copies of magnetic field tapes or conversions thereof;

          (ii) all permanent records of the processed field data including, but not limited to, any and all microfilm or paper copies of shot point maps, pre-and post-stacked record sections including amplitude, phase, structural displays or other interpretative processes, post-stack data manipulations including filters,


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                                      -8-


                migrations and wavelet enhancements, and any and all copies of final stacked tapes and any manipulations and conversions thereof; and

          (iii) in the case of 3D seismic, in addition to the foregoing, all permanent records or bin locations, bin fold, static corrections, surface elevations and any other relevant information;

     (xx) "Seismic License" means a perpetual, non-exclusive, non-transferable licence to use the Proprietary Seismic Data and the Joint Seismic Data which is Unrestricted Joint Seismic Data at the Closing Time which will be granted by the Vendor to the Purchaser at Closing and which will contain generally accepted industry terms;

     (yy) "Tangibles" means the Vendor's Interest in all tangible, depreciable property and assets that are:

           (i) located in, on or appurtenant to the Lands and used, or intended for use, by the Vendor exclusively in connection with production, processing, gathering, storage, treatment or transportation operations respecting the Petroleum and Natural Gas Rights, including, without limitation, the well equipment, if any, relating to the Wells; and

           (ii) any additional items, whether located on or off the Lands, that are indicated in Schedule "B" to be specifically included as Tangibles;

     (zz)  "3-32 Well" means the well located at 3-32-1-28W4M;

     (aaa) "Title and Operating Documents" means (i) the Leases (ii) all agreements relating to the ownership or operation of the Assets entered into in the normal course of the upstream oil and gas business, including, without limitation, joint operating agreements; unit agreements and unit operating agreements; agreements for the construction, ownership and operation of gas plants, pipelines, gas gathering systems and similar facilities; pooling agreements, royalty agreements, farmin agreements, farmout agreements and participation agreements; contracts for the processing, compressing, treatment, gathering, transportation or sale of Petroleum Substances; common stream agreements; well operating contracts; and easements, surface leases, rights of way, road use agreements, pipeline crossing agreements and other surface rights agreements; and (iii) all permits, licences and approvals issued or granted by governmental authorities pertaining to the ownership or operation of the Assets;

     (bbb) "Title Defect" means a defect, deficiency or discrepancy in or affecting the title of the Vendor to any of the Assets which would not be acceptable to a ready, willing and able buyer of the Assets affected thereby, excluding Permitted Encumbrances, and matters specifically disclosed herein or in Schedule "A";



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     (ccc) "Trade  Seismic  Data"   means  Seismic Data  that is not Proprietary
           Seismic Data or Joint Seismic Data;

     (ddd) "Unrestricted Joint Seismic Data" means Joint Seismic Data which the Vendor is entitled to license to the Purchaser without the Vendor being in breach of any agreement or obligation or being obligated to compensate any third party or share with any third party the proceeds of such license;

     (eee) "Vendor's Interest" means the entire interest of the Vendor at the Effective Time; and

     (fff) "Wells" means the wells located in or on the Lands or lands pooled or unitized therewith including, producing, shut-in, suspended, capped, abandoned and injection wells, if any, listed in Schedule "E"", provided that the "Wells" do not include the 3-32 Well.

1.02 The following Schedules pertaining to the following matters are attached to and are made part of this Agreement:

         Schedule "A"  -  Lands, Leases, Petroleum and Natural Gas Rights,
                          Burdens and ROFRs
         Schedule "B"  -  Tangibles
         Schedule "C"  -  Production Sale Contracts
         Schedule "D"  -  Financial Commitments
         Schedule "E"  -  Wells
         Schedule "F"  -  Units
         Schedule "G"  -  Conveyance
         Schedule "H"  -  Field Employees
         Schedule "I"  -  Proprietary Seismic Data Lines
         Schedule "J"  -  Joint Seismic Data Lines

1.03 The headings in this Agreement are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.04 Whenever the singular or masculine or neuter is used in this Agreement or in Schedules attached hereto, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.

1.05 If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or any document prepared to convey the Assets to the Purchaser, the provision of the body of this Agreement shall prevail.

1.06 All monetary references in this Agreement are expressed in Canadian dollars. Except as otherwise provided in this Agreement, all payments made pursuant hereto shall be made in Canadian dollars.



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                                      -10-



1.07 For purposes of this Agreement, interest for a period will accrue on a daily basis from and including the first day of the period to but excluding the last day of the period and will not be compounded.

1.08 Unless otherwise stated, references in this Agreement to a Clause, Subclause or Schedule is a reference to a clause, subclause or schedule of this Agreement.

1.09 A term which has a generally accepted meaning in the upstream oil and gas industry in western Canada has the same meaning in this Agreement, unless the context otherwise requires or the term is otherwise defined in this Agreement.

2.   PURCHASE AND SALE
     -----------------

2.01 The Vendor agrees to sell and convey the Assets to the Purchaser and grant the Seismic License to the Purchaser and the Purchaser agrees to purchase, receive and pay for the Assets and the Seismic License, all in accordance with and subject to the terms and conditions of this Agreement.

3.   PURCHASE PRICE AND ALLOCATION
     -----------------------------

3.01 The Purchase Price to be paid by the Purchaser to the Vendor for the Assets and the Seismic License, subject to adjustments, shall be:

       (a) $255,700,000.00 (the "Base Price"); plus

       (b) an amount equal to interest on the Base Price at the Prime Rate from the Effective Time to the Closing Time (the "Notional Interest").

3.02   The Base Price shall be allocated among the Assets as follows:

       (a)  To Petroleum and Natural Gas Rights          $ 179,049,990.00
       (b)  To Tangibles                                 $  74,650,000.00
       (c)  To the Seismic License                       $   2,000,000.00
       (d)  To Miscellaneous Interests                   $          10.00
                                                          ---------------
                  Base Price                             $ 255,700,000.00

       The Notional Interest shall be allocated to the Petroleum and Natural Gas Rights.

3.03 The Purchase Price does not include GST, sales taxes or similar taxes. At Closing the Purchaser shall pay to the Vendor an amount equal to 7% of the portion of the Purchase Price allocated to the Tangibles and the Seismic License pursuant to Clause 3.02. The Vendor's GST Registration number is R132693219.


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                                      -11-



       The Purchaser shall be solely liable for any and all sales and similar taxes imposed by provincial or federal legislation in respect of the acquisition of the Assets pursuant hereto (including, if applicable, British Columbia Social Services Tax). If the Vendor is required by law to collect such taxes, the Purchaser shall pay such taxes to the Vendor at Closing. The Vendor shall remit the taxes collected by it pursuant to this Clause to the appropriate authorities in accordance with the applicable legislation.

       After Closing, the Purchaser will be responsible for, and indemnify and save the Vendor harmless in respect of, any amounts of GST and sales and similar taxes (including interest and penalties) which the Purchaser is liable to pay in respect of the acquisition of the Assets pursuant hereto which are in excess of the amounts collected by the Vendor from the Purchaser at Closing on account of such taxes.

3.04 The Vendor acknowledges that the Purchaser has paid the Vendor a deposit of five (5%) percent of the Base Price which shall be deemed to accrue interest at the Prime Rate from (and including) the date hereof to (but excluding) the Closing Date. The Deposit Amount shall be applied in accordance with the following terms:

       (a) if Closing occurs, the Deposit Amount paid shall be applied to payment of the Purchase Price;

       (b) if Closing does not occur due to a breach of this Agreement by the Purchaser, the Deposit Amount shall be forfeited to the Vendor on account of the damages suffered by the Vendor as a consequence of such breach. The Parties agree that an amount equal to ten percent (10%) of the Base Price constitutes their genuine pre-estimate of the damages which will be suffered by the Vendor by virtue of such breach; and

       (c) if Closing does not occur for any reason or circumstance other than that described in Subclause 3.04(b), the Vendor shall refund the Deposit Amount to the Purchaser.

3.05 The Purchase Price and the GST and other taxes payable at Closing pursuant to Clause 3.03 less the Deposit Amount shall be paid by the Purchaser to the Vendor at the Closing Time, per the written instructions of Vendor, by wire transfer of immediately available funds to the Vendor.

4.   EFFECTIVE TIME AND ADJUSTMENTS
     ------------------------------

4.01 The transfer and assignment of the Assets by the Vendor to the Purchaser shall occur at the Closing Time and be effective as of the Effective Time. The Vendor will be responsible to cause the payment of all costs incurred prior to the Effective Time and the Purchaser will be responsible to cause the payment of all costs incurred on or after the Effective Time.

4.02 Except as otherwise provided in this Agreement, all costs relating to the Assets (including, without limitation, maintenance, development, capital and operating costs) and all revenues attributable to the Assets shall be apportioned between the Parties as of the Effective Time on an accrual basis, provided that:

       (a) except as otherwise provided in this Clause, costs, expenses and revenues shall be deemed to accrue in accordance with generally accepted accounting principles;

       (b) costs of work done, services provided and goods supplied shall be deemed to accrue when the work is done or the goods or services are provided;

       (c) Petroleum Substances produced prior to the Effective Time (including those in tanks at the Effective Time) and the revenues therefrom shall be credited to the Vendor and Petroleum Substances produced after the Effective Time and the revenues therefrom shall be credited to the Purchaser;

       (d) fees payable to the Vendor as owner of the Tangibles in respect of the custom processing, compression, treatment, gathering or transportation of Petroleum Substances therein shall be revenues attributable to the Assets which accrue at the time that the Petroleum Substances are processed, compressed, treated, gathered or transported therein;

       (e) amounts payable by the Parties on account of royalties and similar Burdens in respect of Petroleum Substances produced from the Lands or lands pooled or unitized therewith and fees payable by the Parties in respect of the custom processing, compression, treatment, gathering or transportation of Petroleum Substances produced from the Lands or lands pooled or unitized therewith shall be charged to the Party to whom the revenues from the Sale of the Petroleum Substances are credited;

       (f) other than as provided in Subclauses (j) and (k), rentals and similar payments in respect of the Leases or surface rights comprised in the Assets, taxes levied with respect to the Assets or operations in respect thereof and prepaid expenses will be costs attributable to the Assets and will be apportioned on a per diem basis as of the Effective Time;

       (g) amounts payable by a Party to an operator under a joint operating agreement on account of the operator's recoverable overhead (including, where a Party is the operator, the amount of the recoverable overhead attributable to such Party's working interest) shall be costs related to the Assets which accrue in the period to which the recoverable overhead is attributable under the applicable joint operating agreement;

       (h) except as provided in Subclause (g), no adjustment shall be made in respect of general administrative and overhead costs;

       (i) no adjustments shall be made in respect of overhead recovered by a Party in its capacity as an operator under a joint operating agreement;

       (j) Alberta Royalty Tax Credits will not be considered to be revenue attributable to the Assets and no adjustments shall be made in respect thereof;

       (k) there shall be an adjustment in favor of the Vendor equal to 15% of the Pre-Tax Interim Period Income on account of the income taxes payable by the Vendor in respect thereof.; and

       (l) except as provided in paragraph(k), no adjustments shall be made in respect of income taxes or capital taxes.

 4.03 An interim accounting of the adjustments required under Clause 4.02 in respect of the period from the Effective Time to the Closing Date will be made at Closing, based on the Vendor's good faith estimate of costs paid by the Vendor prior to Closing and revenues received by the Vendor prior to Closing. The Vendor shall provide a statement setting forth such estimates not later than three (3) Business Days prior to Closing and shall assist the Purchaser in verifying the amounts set forth in such statement.

4.04    The Parties  shall make  further adjustments  in accordance  with Clause
        4.02  following  the  Closing as  and when  they  are  ascertained.  The
        Parties shall meet approximately one hundred and twenty (120) days after the Closing Date to finalize, to the extent reasonably possible, the adjustments pursuant to Clause 4.03. In any event, subject to Clause 4.05, the Parties shall not be obligated to make an adjustment in accordance with Clause 4.02 more than one (1) year after Closing unless such adjustment has been specifically requested, by written notice, within such period.

4.05 During the one (1) year period following the Closing Date, a Party may audit the books, records and accounts of the other Party respecting the Assets, for the purpose of effecting adjustments pursuant to this Article. Such audits shall be conducted upon reasonable notice to the Party being audited and at the cost of the auditing Party.

4.06 Notwithstanding Clause 4.04, the Parties will be required to make an adjustment in accordance with Clause 4.02 more than one (1) year after Closing if:

        (a) the adjustment is required by a Crown royalty audit commenced prior to or within four (4) years after Closing and a written request for the adjustment is given by one Party to the other Party within 120 days of its receipt of the results of the audit;

        (b) the adjustment is required by a joint venture audit commenced within the term permitted under the governing Title and Operating Document and a written request for the adjustment is given by one Party to the other Party within one hundred and twenty (120) days of its receipt of the final results of the audit; or

        (c) the adjustment is required by a 13 month adjustment generated within the term permitted under the governing Title and Operating Documents and written request for such adjustment is given by one Party to the other Party within one hundred and twenty (120) days of its receipt of the notice of the 13 month adjustment (for purposes of the foregoing, a "13 month adjustment" is a payment or refund which arises when payments or revenues under an agreement are initially based upon an estimate of annual costs or revenues or both and an adjustment is made following the annual period to reflect differences between the estimates and actual amounts).

4.07 An adjustment payable by a Party after Closing pursuant hereto which is not paid within thirty (30) days of a written request for payment from the other Party, shall bear interest at the Prime Rate payable by the paying Party to the other Party from the end of such thirty (30) day period until the adjustment is paid.

4.08 The Vendor shall continue to invoice joint interest owners for billable costs attributable to the operations pertaining to the Assets for periods prior to the Closing Date and for the month in which Closing occurs and the Vendor shall be entitled to overhead recoveries in its capacity as an operator for such periods (including the month in which Closing occurs). Subsequent joint interest billings shall be prepared and distributed by the Purchaser. For a period of one year after Closing, the Parties shall provide reasonable assistance to each other in the collection or recoupment of any overpayment or underpayment of joint operations accounts receivable and royalties.

4.09 The Assets do not include deposits made by the Vendor which relate to the Assets or cash call advances, operating fund payments or similar advances made by the Vendor to an operator under a joint operating agreement. Such amounts shall either be returned to the Vendor and (if required) replaced by the Purchaser or be transferred by the Vendor to the Purchaser, in which event the Purchaser shall reimburse the amount thereof to the Vendor.

4.10 No item of cost or revenue will be accounted for more than once in the adjustments made pursuant to this Article.

4.11 After Closing, either Party may, at any time, refer to arbitration a dispute between the Parties respecting the requirement for or the amount of an adjustment pursuant to the provisions of this Article 4.

5.   CLOSING
     -------

5.01    Closing shall take place at the Place of Closing at the Closing Time.

5.02 The Vendor shall prepare, at its cost, and table at Closing, all conveyances, assignments, transfers, notice of assignments, novations and other documents and instruments the Vendor determines are reasonably required or desirable, in accordance with normal oil and gas industry practices in western Canada, to convey, assign and transfer the Vendor's title to the Assets to the Purchaser and to novate the Purchaser into the Title and Operating Documents in the place and stead of the Vendor with respect to the Assets. The Purchaser shall bear all costs incurred in registering such conveyances and registering any further assurances required to convey the Vendor's title to the Assets to the Purchaser.

5.03 The Vendor shall provide the Purchaser with originals of the Files and Records within one (1) day following the Closing Time. The Vendor shall have the right to retain copies of Files and Records and to have access to the originals after Closing for purposes arising as a result of its prior ownership or operation thereof, including joint venture audits, tax matters, litigation and claims.

5.04 The Purchaser shall retain the Files and Records in good order and good condition and in a reasonably accessible location for a period of seven
        (7) years after the Closing Date, provided that the Purchaser may destroy or give up possession of any of such information or materials if it first offers the Vendor the opportunity (by delivery of at least sixty (60) days' prior written notice to the Vendor containing a detailed listing of the information and materials proposed to be destroyed), to obtain a copy of so much of such information or materials as the Vendor, in its sole discretion, desires at the Vendor's expense, without any payment to the Purchaser.

6.   PURCHASER'S TITLE REVIEW
     ------------------------

6.01 Between the date this Agreement is fully executed and the Closing Time, subject to contractual and fiduciary obligations and limits, the Vendor shall provide the Purchaser and its nominees reasonable access to the Vendor's records, files and documents directly relating to the Assets, at the Vendor's office during normal business hours, for the purpose of the Purchaser's review of the Assets and the Vendor's title thereto, including, without limitation, the Title and Operating Documents.

6.02 The Purchaser shall conduct its review of the Vendor's title to the Assets with reasonable diligence. Not later than ten (10) days prior to the Closing Time (determined without reference to any change in the Closing Time pursuant to Clause 6.04), the Purchaser shall give the Vendor written notice (the "Purchaser's Title Defects Notice") of Title Defects which the Purchaser does not waive. Such notice shall specify such Title Defects in reasonable detail, the Assets directly affected thereby, the Purchaser's requirements for the rectification or curing thereof and the Purchaser's estimate of the reduction in the value of the Assets resulting therefrom. The Vendor shall thereupon diligently make reasonable efforts to cure or remove such Title Defects not later than the Closing Time (determined without reference to any change in the Closing Time pursuant to Clause 6.04).

6.03 Insofar as the Title Defects described in the Purchaser's Title Defects Notice have not been cured by the Closing Time to the Purchaser's reasonable satisfaction, the Purchaser may elect, subject to Clause 6.04, at or before the Closing Time (determined without reference to any change in the Closing Time pursuant to Clause 6.04), by notice to the Vendor, to do one of the following:

        (a) waive the uncured Title Defects and proceed with the completion of the transaction;

        (b) if the reduction in the value of the Assets resulting from the uncured Title Defects which it does not waive is more than 5% of the Base Price, require that the Base Price be reduced by the amount that the reduction in the value of the Assets resulting from such uncured and unwaived Title Defects is greater than 5% of the Base Price and, in such event, the Base Price shall be reduced by such amount, provided that if the reduction in the value of the Assets resulting from the uncured, unwaived Title Defects exceeds 20% of the Base Price, the Vendor will have the right, at or before the Closing Time, to terminate this Agreement in its entirety in accordance with Article 13 and the Deposit Amount shall be returned to the Purchaser; or

        (c) if the reduction in the value of the Assets resulting from the uncured Title Defects that the Purchaser does not waive is in excess of 20% of the Base Price, terminate this Agreement in its entirety in accordance with Article 13 and the Deposit Amount shall be returned to the Purchaser.

        Failure by the Purchaser to make such election at or before the Closing Time shall be deemed to be an election pursuant to Subclause 6.03(a). If the reduction in the value of the Assets resulting from the uncured and unwaived Title Defects is equal to or less than 5% of the Base Price, the Purchaser shall be deemed to have waived the Title Defects.

6.04 If there is a dispute in relation to Clause 6.03 regarding the existence of a Title Defect, whether it has been cured or the reduction in the value of the Assets resulting from a Title Defect, either Party may, at any time prior to the occurrence of Closing as then scheduled, refer the determination thereof to arbitration in accordance with Article 14 and the following:

        (a) if the arbitration is with respect to the existence of a Title Defect, the arbitrator shall be a recognized oil and gas lawyer in private practice in Calgary, Alberta who does not represent either Party;

        (b) if the arbitration is with respect to the reduction in the value of the Assets resulting from a Title Defect, the arbitrator shall be a firm of recognized, independent reservoir engineering consultants carrying on business in Calgary, Alberta;

        (c) each Party shall be required to submit a written statement respecting the matter to the arbitrator not later than two Business Days after the arbitrator is appointed, including such Party's proposed resolution and if a Party fails to do so, the arbitrator shall be required to accept the proposal of the other Party;

        (d) the Purchaser's submissions to the arbitrator shall be consistent with the elections and notices provided by it pursuant to Clauses
             6.02 and 6.03, both as to the existence of Title Defects and the reductions in the value of the Assets resulting therefrom;

        (e) the arbitrator shall be instructed to render its decision not later than five (5) Business Days after its appointment;

        (f) the Closing Time shall be postponed until 10:00 a.m. on the third Business Day after the decision of the arbitrator is rendered to the Parties;

        (g) if, after application of the decision of the arbitrator, the reduction in the value of the Assets resulting from the uncured Title Defects which the Purchaser does not waive at or before the Closing Time (determined without reference to any change in the Closing Time pursuant to Clause 6.04) is greater than 20% of the Base Price and at or before the Closing Time (determined without reference to any change in the Closing Time pursuant to Clause 6.04) a Party had elected pursuant to Subclause 6.04(c), to terminate this Agreement in its entirety, this Agreement shall terminate in its entirety in accordance with Article 13 and the Deposit Amount shall be returned to the Purchaser; and

        (h) if the arbitrator accepts the proposal of the Vendor, the Notional Interest shall be computed until the date upon which the Closing actually occurs and the Purchaser shall pay the fees and expenses of the arbitrator and if the arbitrator selects the proposal of the Purchaser, the Notional Interest shall be calculated only until the date that the Closing would have occurred but for such arbitration and the Vendor shall pay the fees and expenses of the arbitrator.

7.   ROFRS, CONSENTS AND COMPETITION ACT APPROVAL
     --------------------------------------------

7.01 If the sale of any of the Assets pursuant hereto is subject to a right of first refusal, preferential right of purchase or similar restriction (a "ROFR") or requires the consent of any third party, the Vendor shall promptly serve all notices as are required in respect of the ROFR or consent requirement. Unless otherwise agreed by the Purchaser, each such notice shall include a request for a waiver of the ROFR and a request for consent to the sale of the Assets in question to the Purchaser.

7.02 The Purchaser, acting reasonably and in good faith, shall allocate the Base Price to Assets which are subject to a ROFR and shall advise the Vendor in writing of such allocation within two (2) Business Days after the execution hereof. Such allocations shall be used for the purposes of ROFRs. The Purchaser will indemnify the Vendor and save the Vendor harmless from all Losses that the Vendor suffers as a consequence of using such allocations for purposes of the ROFRs.

7.03 The Assets which are subject to ROFRs which are validly exercised shall not be sold to the Purchaser pursuant hereto but shall be deleted from and cease to be subject to this Agreement and:

        (a) the terms "Assets", "Lands", "Leases", "Miscellaneous Interests", "Petroleum and Natural Gas Rights" and "Tangibles" shall be deemed to be revised to reflect the deletion of such Assets;

        (b) the Base Price shall be reduced by the amount allocated to such Assets pursuant to Clause 7.02; and

        (c) subject to the other provisions of this Agreement, the Parties shall complete the sale of the balance of the Assets pursuant hereto.

7.04 The Purchaser shall promptly file a request for an advance ruling certificate under the Competition Act in respect of the transactions herein, and the applicable filing fee and all Taxes thereon shall be payable by the Parties in equal shares. The Vendor shall co-operate with and provide reasonable assistance to the Purchaser in the preparation of such request. The Purchaser shall provide to the Vendor in advance copies of all applications and filings for approval by the Vendor, not to be unreasonably withheld. The Purchaser shall provide the Vendor with a copy of the Competition Act Approval immediately upon receipt of same.

8.      REPRESENTATIONS AND WARRANTIES
        ------------------------------

8.01    Each Party represents and warrants to the other Party that:

        (a) Incorporation: It is a corporation duly organized, validly subsisting and in good standing under the laws of the jurisdiction of its incorporation, continuance or amalgamation (as the case may be) and is duly registered and authorized to carry on business in Alberta;

        (b) Authorization: All necessary corporate action has been taken by it to authorize the execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated by this Agreement;

        (c) Enforceability: This Agreement has been, and each other document, instrument and agreement executed by it pursuant to this Agreement will be, duly executed and delivered by it and, if properly executed and delivered by the other parties thereto, constitutes or will constitute its valid and binding obligation enforceable in accordance with its terms;

        (d) s. 116 Tax Act: It is not a non-resident of Canada within the meaning of section 116 of the Income Tax Act R.S.C. 1985, c. 1 (5th Supplement) as amended;

        (e) Finders' Fees: It has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which the other Party shall have any obligation or liability;

        (f) Licensee Liability Rating: It is a registrant with the EUB and its Licensee Liability Rating:

             (i)    is greater than or equal to one (1);

             (ii) shall, as a result of the consummation of the Transaction, be greater than or equal to one (1); and

             (iii) shall be greater than or equal to one (1) at the time the EUB considers approval of any EUB License Transfers pursuant to this Agreement; and

        (g) No Violation of Agreements or Regulations: The execution and delivery of this Agreement and the completion of the purchase and sale of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

             (i) any term or provision of its charter, by-laws or other governing documents; or

             (ii) any agreement, instrument, permit or authority to which it is a party or by which it is bound; or

             (iii) any judicial order, award, judgement or decree applicable to it;

8.02    The Vendor represents and warrants to the Purchaser that:

        (a) Title: Except for the Permitted Encumbrances, the Assets are free and clear of all Burdens and ROFRs created by, through or under the Vendor or of which the Vendor otherwise has knowledge and the Vendor is not aware of there having been committed any act or omission whereby the interest of the Vendor in and to the Assets or any part or portion thereof may be cancelled or determined, provided that except as set forth in this Subclause (a), the Vendor does not warrant its title to the Assets;

        (b) Payment of Rents and Royalties: To the knowledge of the Vendor, all royalties, rentals and other payments due under each of the Leases have been properly and timely paid, and all conditions necessary to keep each of the Leases in force have been fully performed;

        (c) No Breaches of the Regulations: The Vendor has no knowledge of any breach of the Regulations with respect to the Assets which has not been remedied as of the Effective Time which has had or could reasonably be expected to have a materially adverse effect on the Assets or the owner thereof;

        (d) Judgements and Claims: There are no judgements against the Vendor relating to the Assets, the Vendor has not received written notice of any Claim relating to the Assets and, to the Vendor's knowledge, there are no other judgements or Claims in existence, contemplated or threatened against or with respect to the Assets or the interests of the Vendor therein nor any circumstances which the Vendor reasonably believes will give rise to a Claim relating to the Assets which, in the case of any of the foregoing, has had or could reasonably be expected to have a materially adverse effect on the Assets or the owner thereof;

        (e) Good Standing Under Agreements: To the Vendor's knowledge, neither the Vendor nor any other party to the Title and Operating Documents is in breach of any term or provision thereof which has had or could reasonably be expected to have a materially adverse effect on the Assets or the owner thereof, provided that the Vendor shall have no liability hereunder with respect to title matters or environmental matters;

        (f) Assessments: To the Vendor's knowledge, all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of Petroleum Substances or the receipt of proceeds therefrom in respect of the Assets which have become due and payable prior to the Effective Time (including all prior years) have been properly and fully paid and discharged;

        (g) Take or Pay, Gas Balancing and Production Sales Contracts: Except as specifically identified in Schedule "C", the Petroleum and Natural Gas Rights are not subject to any take or pay obligations, any gas balancing agreement or any agreement for the sale of Petroleum Substances that is not terminable on notice of thirty
             (30) days or less without an early termination penalty or other cost;

        (h) Financial Commitments: Except as disclosed in Schedule "D", there are no financial commitments in excess of $50,000.00 in any single case and which are due as of the date hereof or which may become due by virtue of matters occurring or arising prior to the date hereof;

        (i) Hedging Contracts: there are no interest rate swaps, foreign exchange swaps, commodity price hedging contracts or similar derivative contracts relating to the Assets for which the Purchaser will acquire any liability pursuant hereto or which will apply to the Assets after the Closing Date or which will affect the adjustments made pursuant to Article 4 hereof;

        (j) Environmental Matters: To the knowledge of the Vendor, the Vendor has not received notice from any governmental agency of:

             (i) any non-compliance with any Environmental Law which has not been remedied in all material respects; or


             (ii) any Claim of damage to, or contamination or pollution of, the environment or the release, emission, or escape of any toxic or hazardous substance occurring in connection with the operation or development of the Assets;

        (k) Authorizations or Approvals: No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by the Vendor of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force, approvals of the EUB, and under the Competition Act;

        (l) ROFR's: Except as may be set out in Schedule "A", none of the interest of Vendor in and to the Assets is subject to any ROFR created by, through or under Vendor or of which Vendor is aware, that become operative by virtue of this Agreement or the transaction to be effected by it;

        (m) Adverse Claims: To the knowledge of the Vendor, the Vendor has not received notice from any third party claiming an interest in and to the Assets adverse to the interest of the Vendor;

        (n) Compliance by the Vendor: To the knowledge of the Vendor, the Vendor has not failed to comply with, perform, observe or satisfy any term, condition, obligation or liability which has heretofore arisen under the provisions of any of the Title and Operating Documents or any other agreements and documents to which the Assets are subject which has had or could reasonably be expected to have a materially adverse effect on the Assets or the owner thereof, provided that the Vendor shall have no liability hereunder with respect to title matters or environmental matters;

        (o) Licences and Permits: To the knowledge of the Vendor, in respect of the Assets that are operated by the Vendor, the Vendor holds all material licenses, permits and similar rights and privileges that are required and necessary under applicable law to operate the Assets as presently operated;

        (p) Operations: To the knowledge of the Vendor, in all material respects, any and all operations in respect of the Assets, have been conducted in accordance with good oil and gas industry practices and in material compliance with all applicable laws, rules, regulations, orders and directions of governmental and other competent authorities;

        (q) Tangibles: To the knowledge of the Vendor, the Tangibles operated by the Vendor, if any, are in good and operable condition for the purpose for which they are being used, reasonable wear and tear excepted, and to the knowledge of the Vendor, the Vendor has not received any notice that the Tangibles operated by third parties, if any, are not in good and operable condition for the purpose for which they are being used, reasonable wear and tear excepted;

        (r) Drilling Obligations: To the knowledge of the Vendor, no material obligations have accrued pursuant to the Title and Operating Documents that may be satisfied by the drilling of a well, the payment of compensatory royalty or the surrender of some or all of the interests granted, reserved or otherwise conferred pursuant to the Title and Operating Documents, other than obligations that have been satisfied (by means other than by the payment of compensatory royalties) or have been permanently waived;

        (s) Areas of Mutual Interest: There are no active area of mutual interest provisions in any of the Title and Operating Documents or other agreements or documents to which the Assets are subject; and

        (t) Production or Other Penalties: Excepting production limits of general application in the oil and gas industry, none of the Wells is subject to production or other penalties imposed by the Title and Operating Documents or by any other agreements and documents to which the Assets are subject, or by the Regulations,.

8.03    The Purchaser represents and warrants to the Vendor that:

        (a) Investment Canada: the Purchaser is a Canadian for purposes of the Investment Canada Act.; and

        (b) Financial Capacity: the Purchaser has made necessary arrangements so that at the Closing Time the Purchaser will have available sufficient funds so that it is able to pay the amounts payable by it at Closing pursuant to this Agreement.

8.04 The Vendor makes no representations or warranties to the Purchaser other than those expressly enumerated in Clauses 8.01 and 8.02. The Vendor does not warrant or make representations or warranties with respect to:

        (a) except as specifically set forth in Subclause (a) of Clause 8.02, title to the Assets;

        (b) the quantity or quality of Petroleum Substances recoverable from the Lands;

        (c) any estimates of the value of the Assets or the revenues applicable to future production from the Lands;

        (d) any engineering, geological or other interpretations or economic evaluations respecting the Assets;

        (e)  the rates of  production of  Petroleum  Substances from  the Lands;

        (f) the quality, condition or serviceability of any of the Assets or the suitability of their use for any purpose ; or

        (g) except as set forth in Subclause 8.02(j), any Environmental Liabilities.

        Further without restricting the generality of the foregoing, the Purchaser acknowledges that it has made its own independent investigation, analysis, evaluation and inspection of the Assets and the state and condition thereof and that it has relied solely on such investigation, analysis, evaluation and inspection as to its assessment of the condition, quantum and value of the Assets and is purchasing the Assets on an "as is, where is" basis.

8.05 Each Party acknowledges that the other may rely on the representations and warranties made by such Party pursuant to Clauses 8.01, 8.02 and
        8.03. The representations and warranties contained in Clauses 8.01, 8.02 and 8.03 shall be true at the Effective Time and at the Closing Time, and the representations and warranties of both the Vendor and the

        Purchaser shall continue to be in full force and effect and shall survive the Effective Time for a period of one (1) year, for the benefit of the Party for which such representations and warranties were made. In the absence of fraud, however, no claim or action shall be commenced with respect to a breach of any such representation or warranty, unless, within such period, written notice specifying such breach in reasonable detail has been provided to the Party which made such representation or warranty.

9.   LIABILITY AND INDEMNIFICATION
     -----------------------------

9.01 Subject to other provisions of this Article 9 and provided Closing has occurred and the Vendor has received payment from the Purchaser of the Purchase Price, as adjusted, pursuant to Clause 4., the Vendor shall:

        (a) indemnify and save harmless the Purchaser and its Other Indemnitees from and against all Losses and Liabilities which the Purchaser and its Other Indemnitees suffer, sustain, pay or incur as a consequence of a breach of a representation and warranty made by the Vendor in Clause 8.01 or 8.02 or a breach by the Vendor of any of the covenants made by it in this Agreement; and

        (b) be liable for, and indemnify and save harmless the Purchaser and its Other Indemnitees from and against, all Claims made against the Purchaser and its Other Indemnitees as a consequence of a breach of a representation and warranty made by the Vendor in Clause 8.01 or
             8.02 or a breach by the Vendor of any of the covenants made by it in this Agreement and all Losses and Liabilities which the Purchaser and its Other Indemnitees suffer, sustain, pay or incur as a consequence of such Claims;

        except to the extent reimbursed (or reimbursable) by insurance maintained by the Purchaser or caused by the gross negligence or wilful misconduct of the Purchaser or its Other Indemnitees. The indemnity granted by the Vendor herein, however, is not a title warranty and shall not provide any remedy in respect of Losses suffered by the Purchaser or its Other Indemnitees or its successors or assigns as a result of a failure of title to the Assets or an encumbrance or Burden on the Assets.

9.02    The Purchaser shall:

        (a) indemnify and save harmless the Vendor and its Other Indemnitees from and against all Losses and Liabilities which the Vendor and its Other Indemnitees suffer, sustain, pay or incur as a consequence of a breach of a representation and warranty made by the Purchaser in Clause 8.01 or 8.03 or a breach by the Purchaser of any of the covenants made by it in this Agreement;

        (b) be liable for, and indemnify and save harmless the Vendor and its Other Indemnitees from and against, all Claims made against the Vendor and its Other Indemnitees as a consequence of a breach of a representation and warranty made by the Purchaser in Clause 8.01 or
             8.03 or a breach by the Purchaser of any of the covenants made by it in this Agreement and all Losses and Liabilities which the

             Vendor and its Other Indemnitees suffer, sustain, pays or incur as a consequence of such Claims; and

        (c) if Closing occurs, be liable for, and indemnify and save harmless the Vendor and its Other Indemnitees from and against, all Claims made against the Vendor and its Other Indemnitees by a person (other than a Party) in respect of a matter relating to the Assets which occurs on or after the Closing Date and all Losses and Liabilities which the Vendor and its Other Indemnitees suffer, sustain, pay or incur as a consequence of such Claims other than anything directly related to or connected with the 3-32 Well;

        except  to  the  extent  reimbursed  (or   reimbursable)  by   insurance
        maintained by the Vendor or caused by the gross negligence or wilful misconduct of the Vendor.

9.03 The Purchaser is not relying upon any representation or warranty of the Vendor as to the condition, environmental or otherwise, of the Assets, except as is specifically made pursuant to Subclause 8.02(j). Notwithstanding Clause 9.01, but subject to the Purchaser's right under this Article 9 in respect of the representation and warranty in Subclause 8.02(j), the Purchaser further agrees that, if Closing occurs, the Purchaser shall:

        (a)  be solely liable and responsible for; and

        (b) indemnify and save the Vendor and its Other Indemnitees harmless from any and all Losses they suffer, sustain, pay or incur in respect of all Environmental and Reclamation Liabilities (whether related to acts or omissions occurring before, on or after the Effective Time), including, without limitation, damage from or removal of hazardous or toxic substances, pollution, clean-up, abandonment of the Wells and reclamation , but excluding anything directly related to or connected with the 3-32 Well.

9.04 The indemnification obligations of Vendor under Clause 9.01 are subject to the following restrictions and limitations:

        (a) The Purchaser shall not be entitled to seek indemnification from the Vendor pursuant to Clause 9.01 in respect of any act, omission, circumstance or other matter actually known to the Purchaser prior to or at Closing or any matter disclosed in the Data Room.

        (b) No claim by the Purchaser shall be made against the Vendor pursuant to Clause 9.01 in respect of Vendor's breach of any representation or warranty in Clause 8.01 or 8.02 or a covenant contained in Clause 10.01, 10.02 10.03 or unless the aggregate of all of Purchaser's Losses in respect of all of breaches of the Vendor's representations or warranties in Clauses 8.01 and 8.02 and the covenants contained in Clauses 10.01, 10.02 and 10.03 exceeds the Indemnity Threshold. If the total amount of all such Losses exceeds the Indemnity Threshold, then the Vendor's obligations for

             Purchaser's Losses under Clause 9.01 shall be limited to the amount by which the aggregate amount of all of such Losses exceeds the Indemnity Threshold.

        (c) In no event shall the Vendor be liable for Purchaser's Losses pursuant to Clause 9.01 after Closing in respect of all of breaches of the Vendor's representations and warranties in Clauses 8.01 and
             8.02 and the covenants contained in Clauses 10.01, 10.02 and 10.03 on an aggregate basis for more than the Base Price.

        (d) The Purchaser shall not be entitled to seek indemnification from the Vendor pursuant to Clause 9.01 in respect of a breach of the Vendor's representations or warranties in Clause 8.01 or 8.02 or a covenant contained in Clause 10.01, 10.02 or 10.03 unless the Purchaser shall have provided the Vendor with a notice of its claim in respect thereof within 12 months after the Closing Date.

9.05 The Vendor shall not be entitled to seek indemnification from the Purchaser pursuant to Clause 9.02 in respect of breaches of the Purchaser's representations or warranties in Clause 8.01 unless the Vendor shall have provided the Purchaser with a notice of its claim in respect thereof within 12 months after the Closing Date.

9.06 Notwithstanding anything to the contrary set forth in this Agreement, neither Party shall have any liability to the other Party for any incidental, special, indirect or consequential damages suffered by the other Party or its successors or assigns.

9.07 A Party's sole remedy for a misrepresentation or breach of a warranty, covenant or other agreement contained in this Agreement is limited to the indemnity contained in Clause 9.01 or 9.02 (as applicable) as limited by the other provisions of this Article 9.

9.08 The following procedures shall be applicable to any claim by a Party or any of its Additional Indemnitees (the "Indemnitee") for indemnification pursuant to this Agreement from the other Party (the "Indemnitor") in respect of a claim by a third party:

        (a) upon the third party claim being made against or commenced against the Indemnitee, the Indemnitee shall within 10 Business Days of its receipt thereof provide notice thereof to the Indemnitor. The notice shall describe the third party claim in reasonable detail and indicate the estimated amount, if practicable, of the indemnifiable Losses that has been or may be sustained by the Indemnitee in respect thereof. If the Indemnitee does not provide notice to the Indemnitor within such 10 Business Day period, then such failure shall only lessen or limit the Indemnitee's rights to indemnity hereunder to the extent that the defence of the third party claim was prejudiced by such lack of timely notice;

        (b) if the Indemnitor acknowledges to the Indemnitee in writing that the Indemnitor is responsible to indemnify the Indemnitee in respect of the third party claim pursuant hereto, the Indemnitor shall have the right to do either or both of the following:

              (i) assume carriage of the defence of the third party claim using legal counsel of its choice and at its sole cost; and/or

              (ii) settle the third party claim provided the Indemnitor pays the full monetary amount of the settlement and the settlement does not impose any restrictions or obligations on the Indemnitee;

        (c) the Indemnitee and the Indemnitor shall co-operate with the other in the defence of the third party claim, including making available to the other Party, its directors, officers, employees and consultants whose assistance, testimony or presence is of material assistance in evaluation and defending the third party claim;

        (d) the Indemnitee shall not enter into any settlement, consent order or other compromise with respect to the third party claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed), unless the Indemnitee waives its rights to indemnification in respect of the third party claim;

        (e) upon payment of the third party claim, the Indemnitor shall be subrogated to all claims the Indemnitee may have relating thereto. The Indemnitee shall give such further assurances and co-operate with the Indemnitor to permit the Indemnitor to pursue such subrogated claims as reasonably requested by it; and

        (f) if the Indemnitor has paid an amount pursuant to the indemnification obligations herein and the Indemnitee shall subsequently be reimbursed from any source in respect of the third party claim from any other Person, the Indemnitee shall promptly pay the amount of the reimbursement (including interest actually received) to the Indemnitor, net of Taxes required to be paid by the Indemnitee as a result of any such receipt.

10.      MAINTENANCE OF BUSINESS
         -----------------------

10.01 Between the date hereof and the Closing Time, the Vendor shall, to the extent that the nature of its interests permit and subject to the Title and Operating Documents:

        (a) maintain the Assets in a proper and prudent manner in accordance with good oil and gas industry practices and in material compliance with the Regulations;

        (b) pay or cause to be paid all costs relating to the Assets as they become due;

        (c) perform and comply with all covenants and conditions contained in the Title and Operating Documents and any other agreements and documents to which the Assets are subject;

        (d) not enter into or authorize any material contractual commitment or transaction or any material variation of existing commitments or transactions pertaining to the Assets; and

        (e) conduct its business relating to the Assets in the normal course, consistent with its past practices.

         During the period between the Effective Time and the Closing Time the Vendor shall maintain the property damage insurance respecting of the Assets currently in effect and all other insurance it is required to maintain pursuant to the Title and Operating Documents.

10.02 During the period from the date of execution of this Agreement until Closing Time, the Vendor shall not, without the prior written consent of the Purchaser, assume any obligations or commitments or propose or initiate any operations (in either event to the extent exceeding $50,000 for any one item) with respect to the Assets, unless and to the extent that the Vendor reasonably determines that such expenditures or actions are necessary for the protection of life or property, in which case the Vendor shall promptly notify the Purchaser of such intention or actions and the Vendor's estimate of the costs and expenses associated therewith.

10.03 The Vendor shall permit the Purchaser and its legal counsel and authorized representatives to have access to the Assets to the extent the Vendor has the right to provide such access and to the Vendor's books, records and files, in each case, upon reasonable notice and during normal business hours prior to-Closing for purposes of performing due diligence with respect to the Assets for purposes hereof. The provisions of the Confidentiality Agreement shall continue to be applicable to any information made available by the Vendor pursuant to the provisions of this Agreement.

10.04    Following Closing:

        (a) the Vendor shall hold its title to an Asset in trust for the Purchaser until all necessary notifications, registrations and other steps required to transfer such title to the Purchaser have been completed; and

        (b) the Vendor shall represent the Purchaser in all matters arising under a Title and Operating Document until the Purchaser is substituted as a party thereto in the place of the Vendor, whether by novation, notice of assignment or otherwise and, in furtherance thereof:

             (i) all payments relating to the Assets received by the Vendor pursuant to the Title and Operating Document, other than those to which the Vendor is entitled under Article 4, shall be received and held by the Vendor as a trustee for the Purchaser and the Vendor promptly remitted to the Purchaser;

             (ii) the Vendor shall forward all statements, notices and other information received by it pursuant to such Title and Operating Documents that pertain to the Assets to the Purchaser promptly following their receipt by the Vendor; and

             (iii) the Purchaser shall forward to other parties to the Title and Operating Documents such notices and elections pursuant to such Title and Operating Documents pertaining to the Assets as the Vendor may reasonably request.

10.05 If Closing occurs, the Vendor shall be deemed to have been the agent of the Purchaser with respect to the maintenance of the Assets pursuant to this Article and the Purchaser shall be deemed to have ratified all actions which the Vendor takes or refrains from taking as authorized hereunder, with the intention that all such actions shall be deemed to be those of the Purchaser.

10.06 If Closing occurs, the Purchaser be liable for, and indemnify and save harmless the Vendor and its Other Indemnitees from and against, all Claims made against the Vendor and its Other Indemnitees resulting from the maintenance of the Assets by the Vendor pursuant to this Article and all Losses and Liabilities which the Vendor and its Other Indemnitees suffer, sustain, pay or incur as a consequence of such Claims, insofar as such Claims and Losses are not a direct result of the gross negligence or wilful misconduct of the Vendor or its Other Indemnitees. An action or omission of the Vendor or its Other
        Indemnitees shall not be regarded as gross negligence or wilful misconduct, however, to the extent it was done or omitted to be done in accordance with the instructions of or with the concurrence of the Purchaser.

10.07 If Closing occurs, Vendor will commence the abandonment of the 3-32 Well within six (6) months after the Closing Date and thereafter diligently abandon the 3-32 Well and reclaim the surface location thereof in accordance with the Regulations and good oilfield practices all at Vendor's sole cost and risk.

11.     PURCHASER'S CLOSING CONDITIONS
        ------------------------------

11.01 The Purchaser's obligation to purchase the Assets pursuant hereto is subject to the satisfaction of the following conditions, which are for the exclusive benefit of the Purchaser and may be waived by the Purchaser, in whole or in part:

        (a) Representations True and Obligations Performed: Except to the extent which, in the aggregate, does not have a material adverse effect on the Purchaser:

             (i) the representations and warranties made by the Vendor in Clauses 8.01 and 8.02 shall be true when made and as of the Closing Time; and

             (ii) the Vendor shall have observed and performed in a timely manner all of its obligations under this Agreement which it was required to observe and perform prior to or at Closing;

        (b) Regulatory Approvals: All approvals to the sale of the Assets pursuant hereto required under the Regulations, except those customarily obtained after closing in accordance with normal oil and gas industry practices in western Canada, shall have been obtained on terms satisfactory to the Vendor acting reasonably;

        (c) Closing Certificate: If requested by the Purchaser, the Vendor shall have furnished to the Purchaser at Closing a certificate of a senior officer of the Vendor dated the date the Closing occurs certifying on behalf of the Vendor and without personal liability that the covenants and representations and warranties made by the Vendor in Clauses 8.01 and 8.02 hereof are true and correct at the Effective Time and the Closing Time;

        (d) No Material Adverse Change: No material adverse change of any kind to the Petroleum and Natural Gas Rights or the Tangibles shall have occurred without the Purchaser having agreed thereto between the date hereof and the Closing Time except:

             (i)    depreciation of equipment through ordinary wear and tear;

             (ii) depletion of reserves through normal production at allowable rates;

             (iii) changes in prices of Petroleum Substances, changes in tax laws and other circumstances generally affecting the oil and gas industry in the province in which the Assets affected thereby are located;

             (iv) changes in the rate or quality of production of Petroleum Substances from the Wells unless caused by a breach by the Vendor of its obligations under this Agreement; and

             (v) damage to the Assets which is substantially covered by insurance, in which event the insurance proceeds shall be paid to the Purchaser at Closing or when received, whichever is later; and

        (e) Title: Neither Party shall have elected to terminate this Agreement pursuant to Clause 6.03.

        If any of the foregoing conditions have not been complied with, or waived by the Purchaser at or before the Closing Time, the Purchaser may, in addition to any other remedies which it may have available to it, terminate this Agreement by written notice to the Vendor specifying what conditions have not been satisfied and, in such event, Clause
        13.01 will be applicable.

12.     VENDOR'S CLOSING CONDITIONS
        ---------------------------

12.01 The Vendor's obligation to sell the Assets pursuant hereto is subject to the satisfaction of the following conditions, which are for the exclusive benefit of the Vendor and may be waived by the Vendor, in whole or in part:

        (a) Representations True and Obligations Performed: Except to the extent which, in the aggregate, does not have a material adverse effect on the Vendor:

             (i) the representations and warranties made by the Purchaser in Clause 8.01 shall be true when made and as of the Closing Time; and

             (ii) the Purchaser shall have observed and performed in a timely manner all of its obligations under this Agreement which it was required to observe and perform prior to or at Closing;

        (b) Regulatory Approvals: All approvals to the sale of the Assets pursuant hereto required under the Regulations, except those customarily obtained after closing in accordance with normal oil and gas industry practices in western Canada, shall have been obtained on terms satisfactory to the Vendor acting reasonably.

        (c) Closing Certificate: If requested by the Vendor, the Purchaser shall have furnished to the Vendor at Closing a certificate of a senior officer of the Purchaser dated the date the Closing occurs certifying on behalf of the Purchaser and without personal liability that the covenants and representations and warranties made by the Purchaser in Clause 8.01 hereof are true and correct at the Effective Time and the Closing Time;

        (d) Transfers of Well Licenses and Pipeline Permits: The Vendor shall be reasonably satisfied at the Closing Time that the transfers of well licences and pipeline permits to the Purchaser pursuant hereto, if any, will be accepted by the appropriate regulatory authorities; and

        (e) Title: Neither Party shall have elected to terminate this Agreement pursuant to Clause 6.03.

        If any of the foregoing conditions has not been complied with, or waived by the Vendor at or before the Closing Time, the Vendor may, in addition to any other remedies which it may have available to it, terminate this Agreement by written notice to the Purchaser specifying what conditions have not been satisfied and, in such event, Clause 13.01 will be applicable.

13.     TERMINATION
        -----------

13.01   In the event that this Agreement is terminated pursuant to Article 6.00,
        11.00 or 12.00, each Party shall be released from all obligations hereunder except its obligations under Clause 3.04 and Article 9.

14.     ARBITRATION
        -----------

14.01 If any matter upon which the Parties do not agree is referred to arbitration pursuant to a right to refer the matter to arbitration contained in this Agreement or if the Parties agree to refer any matter arising hereunder to arbitration, the arbitration shall be before a single arbitrator. Any such arbitration, including the selection of the arbitrator, shall be governed by the Arbitration Act (Alberta). The decision of any such arbitrator shall be final and binding on the

        Parties and except as specifically provided for in Subclause 6.04(h), the costs and fees relating thereto shall be borne and paid in the manner the arbitrator determines to be fair and equitable.

14.02 If a dispute is referred to arbitration pursuant to Clause 4.11 or Clause 6.04, each Party shall be required to submit to the arbitrator such Parties' proposed resolution of the dispute. The arbitrator will be required to select one of such submissions to be its ruling on the dispute.

15.     OPERATORSHIP AND SIGNS
        ----------------------

15.01 The Purchaser acknowledges that the Vendor may not be able to transfer operatorship of some or all of the Assets to the Purchaser at or after Closing. The Vendor covenants to do such reasonable things as the Purchaser may request in order to obtain the appropriate consents and approvals for the assignment and transfer (conditional on Closing occurring) to the Purchaser of operatorship of those of the Assets which the Vendor currently operates.

15.02 After Closing, the Vendor may remove any signs which indicate its ownership or operation of the Assets. The Purchaser will be responsible to erect or install signs required by governmental agencies to indicate that the Purchaser is the operator of the Assets and to notify other working interest owners, gas purchasers, suppliers, contractors, governmental agencies and other third party of the Purchaser's interest in the Assets on and after Closing.

16.     NOTICE
        ------

16.01 Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder shall be in writing. Any notice to be given hereunder shall be deemed to be served properly if served in any of the following modes:

        (a) by telecopier directed to the Party on which it is to be served at that Party's fax number for service. A notice so served shall be deemed to be received by the addressee when actually received by it, if received within normal business hours on any Business Day and otherwise at the commencement of the next ensuing Business Day following transmission; or

        (b) by mailing it first class (air mail if to or from a location outside of Canada) registered post, postage prepaid, directed to the Party on which it is to be served at that Party's address for service. Notices so served shall be deemed to be received by the addressee at noon, local time, on the earlier of the actual date of receipt or the fourth (4th) day (excluding Saturdays, Sundays and statutory holidays in Alberta) following the mailing thereof. However, if postal service is (or is reasonably anticipated to be) interrupted or operating with unusual delay, notice shall not be served by such means during such interruption or period of delay; or

        (c) by delivering the notice to the Party on which it is to be served at that Party's address for service.

16.02 The address and fax number for service of notices hereunder of each of the Parties shall be as follows:

         VENDOR:

                  Pioneer Natural Resources Canada Inc.
                  2900, 255 - 5th Avenue S.W.
                  Calgary, Alberta T2P 3G6

                  Attn:  Land Department
                  Fax:   (403) 231-3276

         PURCHASER:

                  Ketch Resources Ltd.
                  300, 440 - 2nd Avenue S.W.
                  Calgary, Alberta T2P 5E9

                  Attn:  Land Department
                  Fax:   (403) 781-8585

        A Party may change its address or fax number for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

17      EUB LICENSE TRANSFERS
        ---------------------

17.01 Prior to Closing, the Vendor shall prepare and where applicable, electronically submit an application to the EUB for the EUB License Transfers and the Purchaser shall electronically ratify and sign such application.

17.02 Should the EUB deny a EUB License Transfer because of misdescription or other minor deficiencies in the application the Vendor shall within five (5) Business Days correct the application and amend and re-submit an application for the EUB License Transfer and the Purchaser shall electronically ratify and sign such application.

17.03 If, for any reason, the EUB requires a Party to make a deposit or furnish any other form of security in order to approve a EUB License Transfer, such Party shall and covenants to immediately (i) make such deposit and (ii) furnish such other form of security as the EUB requires.

17.04 If a Party (the "Defaulting Party") fails to make a deposit or furnish security it is required to make or furnish under Clause 17.03 within ten (10) days of the Defaulting Party's receipt of notification from the EUB that such deposit or security is required, the other Party (the "Non-Defaulting Party") shall have the right to make such deposit or furnish such security. In such event, the Defaulting Party shall (as applicable) reimburse the amount of such deposit or the costs of such security to the Non-Defaulting Party plus interest thereon at the Prime

        Rate plus 2% from the date such deposit or security is made or furnished by the Non-Defaulting Party until such reimbursement is made and, in the case of security, cause the security to be returned to the Non-Defaulting Party as soon as possible and indemnify the Non-Defaulting Party for the amount and costs of any draws on the security plus interest thereon at the Prime Rate plus 2% from the date such draw is made until such indemnification is made. In addition to all other rights to enforce such reimbursement otherwise available to the Non-Defaulting Party, it shall have the right to set-off the amount of such reimbursement or indemnification (including interest) against other monies due to the Defaulting Party pursuant to this Agreement.

17.05 Should the Purchaser fail to perform the obligations requested, ordered or directed by a governmental authority respecting Environmental Liabilities within the time specified by the governmental authority and the EUB declines to approve a EUB License Transfer as a result thereof, the Vendor shall be entitled to enter upon and access the Assets to perform such obligations for and on behalf of the Purchaser, without liability to the Purchaser for trespass or otherwise and the Purchaser shall reimburse the Vendor for all costs, charges and expenses incurred by the Vendor in the performance of such obligations, by payment thereof to the Vendor, within thirty (30) days of the Vendor' delivery to the Purchaser of an invoice for such costs, charges and expenses together with interest thereon at the Prime Rate plus 2% from the date such costs, charges or expenses are paid by the Vendor until such reimbursement is made.

18      EMPLOYEES
        ---------

18.01 Prior to Closing, Purchaser shall provide an offer of employment to each Field Employee, substantially the same in aggregate as the Field Employee's current employment by the Vendor, which will be conditional on Closing occurring.

18.02 Purchaser covenants and agrees to use and disclose Personal Information only for those purposes for which the Personal Information was initially collected from or in respect of the individual to which such Personal Information relates, unless:

        (a) Vendor or Purchaser has first notified such individual of such additional purpose, and where required by the Regulations, obtained the consent of such individual to such additional purpose; or

        (b)  such   use  or   disclosure  is  permitted  or  authorized  by  the
             Regulations, without notice to, or consent from, such individual.

19      SEISMIC DATA
        ------------

19.01 The Vendor shall use commercially reasonable efforts to obtain the third party consents and waivers necessary to cause the Joint Seismic Data which is Restricted Joint Seismic Data on the date hereof to be Unrestricted Joint Seismic Data at the Closing Time.

19.02 The Purchaser acknowledges that it will acquire the Seismic Data License without representation and warranty (including, without limitation, any representation and warranty as to its accuracy or quality), and without reliance on any information provided by the Vendor or its Affiliates.

19.03 Under no circumstances shall the Purchaser sell, license, distribute or otherwise transfer to a third party any of the Seismic Data that is licensed to the Purchaser pursuant to the Seismic Data License or any copies thereof, in whole or in part, provided that the Purchaser shall be permitted to display such Seismic Data to its joint venture partners holding interests in the Purchaser's joint properties on a view-only basis. The Purchaser shall take all reasonable actions to prevent the disclosure to third parties of the Seismic Data that is licensed to the Purchaser pursuant to the Seismic Data License. The Purchaser shall be liable to the Vendor and its Affiliates for and shall, in addition, indemnify the Vendor and its Affiliates from and against all Losses and third party liability in respect of the Purchaser's disclosure to third parties of the Seismic Data that is licensed to the Purchaser pursuant to the Seismic Data License.

19.04 The Purchaser shall be responsible for payment of all costs of copying the Seismic Data that is licensed to the Purchaser pursuant to the Seismic Data License.

20      GENERAL
        -------

20.01 Each Party shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other Party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

20.02 Unless and until Closing occurs, the Confidentiality Agreement shall be binding upon the Purchaser. If Closing occurs, thereafter, the Confidentiality Agreement shall cease to be applicable with respect to information directly related to the Assets, but will continue to be binding upon the Purchaser and in full force and effect with respect to all other information.

20.03 No public announcement or press release concerning the sale and purchase of the Assets shall be made by a Party without the prior written consent and approval of the other Party; provided that nothing contained herein shall prevent a Party at any time furnishing any information to any governmental authority or to the public if required by the Regulations or the rules of a stock exchange. A Party which proposes to make such a public disclosure shall, to the extent reasonably possible, provide the other Party with a draft of such statement in sufficient time prior to its release to enable such other Party to review such draft and advise that Party of any comments it may have with respect thereto, it being understood that, upon signing this Agreement, the Vendor will be
        permitted  to  immediately  issue   a  press   release  announcing   the
        transaction provided such press release has been reviewed by the Purchaser.

20.04. This Agreement shall be governed by, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each Party accepts the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

20.05 No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing in accordance with the terms hereof. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

20.06   Time shall be of the essence in this Agreement.

20.07 The representations, warranties, liabilities and indemnities created in this Agreement shall be deemed to apply to all assignments, conveyances, transfers and other documents conveying any of the Assets from the Vendor to the Purchaser. There shall not be any merger of any of such representations, warranties, liabilities or indemnities in such assignments, transfers or other documents.

20.08 This Agreement supersedes all other agreements between the Parties with respect to the sale of the Assets other than the Confidentiality Agreement and this Agreement and the Confidentiality Agreement express the entire agreement of the Parties with respect to the transactions contained herein.

20.09 No Person other than the Parties and their successors and permitted assigns and the Other Indemnitees shall be entitled to any rights or benefits hereunder.

20.10 This Agreement may be amended only by written instrument executed by the Vendor and the Purchaser.

20.11 This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

20.12 This Agreement may be executed in two or more counterparts by the Parties hereto, each of which counterpart shall be deemed an original but all of which together shall constitute one and the same agreement.

20.13    (a)  Upon  the written request of the Purchaser, and only to the extent necessary to comply with the Securities Requirements, the Vendor shall:

              (i) provide the Purchaser or an independent auditing firm selected by the Purchaser (who provide a signed confidentiality undertaking in favour of the Vendor consistent with that required pursuant to the Confidentiality Agreement), with the Historical Information as reasonably requested by the Purchaser; and

              (ii) provide reasonable access during normal business hours to its personnel who are responsible for Historical Information.

         (b) Subject to Clause 20.13(d), the Vendor hereby consents to the use by the Purchaser or its Affiliates of the Historical Information (including the Audited Net Operating Statements) and any information derived therefrom in any public disclosure required by the Purchaser or its Affiliates to comply with Securities Requirements.

         (c) The obligations of the Vendor to disclose or provide reasonable access to any Historical Information pursuant to this clause 20.13 shall terminate December 31, 2008.

         (d) Except in such form as may be required for Securities Requirements, the Purchaser shall and shall cause its Affiliates to keep all Historical Information confidential and shall not disclose such Historical Information to any of its Affiliates except any of the foregoing who have a need to know such Historical Information for the purposes set forth in this Clause. The Purchaser shall be liable for and in addition, indemnify the Vendor and its Other Indemnitees for any and all Losses suffered, sustained, paid or incurred by the Vendor or its Other Indemnitees directly or indirectly in the event of a breach of this Clause by the Purchaser or any Claim arising out of any use whatsoever of the Historical Information including a preliminary prospectus, final prospectus or other disclosure document that incorporates such Historical Information.

         (e) The Historical Information shall be provided by the Vendor to the Purchaser or its Affiliates pursuant to this Clause on the condition that the Vendor assumes no liability whatsoever to the Purchaser or its Affiliates or their respective successors and assigns or any other Person in respect of such Historical
              Information, or the accuracy or sufficiency thereof or in connection with any claim arising out of the Historical Information and Purchaser acknowledges for itself, its Other Indemnitees, its Affiliates' unitholders and trustees, and on behalf of its respective successors and assigns that the Vendor make no representation or warranty with respect to any of the Historical Information and expressly disclaims any implied or constructive representation or warranty.

         (f)  In this Clause:

              (i) "Historical Information" means historical financial information relating to the Assets, including (i) source records, books, general ledger, invoices, operating statements in the Vendor's possession or to which it has reasonable access, and (ii) the Audited Net Operating Statements;

              (ii) "Audited Net Operating Statements" means the historical audited net operating statements in respect of the Assets for the 12 month periods ended December 31, 2003 and December 31, 2004 that were in the Data Room; and

              (iii) "Securities Requirements" means the legal requirements in existence related to alternative disclosure for acquisitions under Section 5.3 of the Companion Policy 44-101 CP to National Instrument 44-101 and Section 8.10 of National Instrument 51-102 and any amendments thereto or any additional requirements under applicable securities laws that the Purchaser or its Affiliates may be required to comply with by a securities commission or similar securities regulatory authority in connection with the filing by the Purchaser or its Affiliates of a prospectus or other public disclosure documents.

     IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first above written.

KETCH RESOURCES LTD.                         PIONEER NATURAL RESOURCES
                                             CANADA INC.

Per:    /s/ Russell J. Tripp                 Per:  /s/ Todd A. Dillabough
      -------------------------------             -----------------------------
                                                  Todd A. Dillabough
                                                  President & C.E.O.


Per:    /s/ Korby D. Zimmerman               Per:  /s/ Cindy L. Rainsford
      -------------------------------             -----------------------------
                                                   Cindy L. Rainsford
                                                   Controller


This is the Execution Page to the Purchase and Sale Agreement dated April 28, 2005 between Pioneer Natural Resources Canada Inc. and Ketch Resources Ltd..

Schedule "A" to a Purchase and Sale Agreement dated April 28, 2005 between Pioneer Natural Resources Canada Inc., as Vendor, and Ketch Resources Ltd., as Purchaser.

Schedule "G" to a Purchase and Sale Agreement dated April 28, 2005 between Pioneer Natural Resources Canada Inc., as Vendor, and Ketch Resources Ltd., as Purchaser.



                              CONVEYANCE AGREEMENT


     THIS AGREEMENT made this 31st day of May, 2005

BETWEEN:

                      PIONEER NATURAL RESOURCES CANADA
                      INC., a body corporate having an office in Calgary, Alberta (the "Vendor")

                               - and -

                      KETCH RESOURCES LTD., a body corporate
                      having an office in Calgary, Alberta (the
                      "Purchaser")

     WHEREAS the Vendor has agreed to sell and convey the Assets to the Purchaser and the Purchaser has agreed to purchase and receive the Assets from the Vendor;

     NOW THEREFORE for the consideration provided in the Purchase and Sale Agreement and in consideration of the premises hereto and the covenants and agreements hereinafter set forth and contained, the parties hereto agree as follows:

1.00    DEFINITIONS
        -----------

        In this Agreement, including the premises hereto:

        (a) "Purchase and Sale Agreement" means the Purchase and Sale Agreement dated April 28, 2005, and made between Pioneer Natural Resources Canada Inc., as Vendor and o, as Purchaser.

     In addition, the definitions provided for in the Purchase and Sale Agreement are adopted herein by this reference.

2.00    CONVEYANCE
        ----------

        The Vendor, pursuant to and for the consideration provided for in the Purchase and Sale Agreement, the receipt and sufficiency of such consideration being hereby acknowledged by the Vendor, hereby sells, assigns, transfers, conveys and sets over to the Purchaser the entire right, title, estate and interest of the Vendor in and to the Assets, to have and to hold the same absolutely, together with all benefit and advantage to be derived therefrom.

3.00    EFFECTIVE TIME
        --------------

        This conveyance shall be effective as of the Effective Time.

4.00    SUBORDINATE DOCUMENT
        --------------------

        This Agreement is executed and delivered by the Parties hereto pursuant to and for the purposes of the provisions of the Purchase and Sale Agreement and the provisions of the Purchase and Sale Agreement shall prevail and govern in the event of a conflict between the provisions of the Purchase and Sale Agreement and this Agreement.

5.00    ENUREMENT
        ---------

        This Agreement shall be binding upon and shall enure to the benefit of each of the Parties hereto and their respective trustees, receivers, receiver-managers, successors and assigns.

6.00    FURTHER ASSURANCES
        ------------------

        Each Party hereto will, from time to time and at all times hereafter, at the request of the other Party but without further consideration, do all such further acts and execute and deliver all such further documents as shall be reasonably required in order to fully perform and carry out the terms hereof.

     IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

KETCH RESOURCES LTD.                         PIONEER NATURAL RESOURCES
                                             CANADA INC.

Per:                                         Per:
      -------------------------------             -----------------------------




Per:                                         Per:
      -------------------------------             -----------------------------




This is an execution page to a Conveyance Agreement dated May 31, 2005 between Pioneer Natural Resources Canada Inc., as Vendor, and Ketch Resources Ltd., as Purchaser.